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                                                                EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of
SF Holdings Group, Inc.

     We consent to the use in this Registration Statement of Solo Cup Company on Form S-4 of our report dated December 22, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting principles in the year ended September 28, 2003) with regard to the consolidated financial statements of SF Holdings Group Inc., appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such prospectus.


/s/ DELOITTE & TOUCHE LLP
Baltimore, Maryland
June 24, 2004